Table of Contents

As filed with the Securities and Exchange Commission on October 11, 2007
Registration No. 001-08395

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MORGAN’S FOODS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0562210

(State or other jurisdiction of incorporation)	(IRS employer identification No.)
4829 Galaxy Parkway, Suite S, Cleveland, Ohio 44128
(Address of principal executive offices) (Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement
file number to which this form relates:	Not applicable

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Title of each class
to be so registered
Preferred Share Purchase Rights

Table of Contents

Item 1.	Description of Registrant’s Securities to be Registered.
          On October 2, 2007, the Board of Directors of Morgan’s Foods, Inc., an Ohio corporation (the “Company”), amended and restated its Shareholder Rights Agreement (the “Rights Agreement”). The effect of the amendment and restatement of the Rights Agreement is to (i) extend the expiration date of the Rights Agreement from April 7, 2009, to April 7, 2014, (ii) reduce from 38% to 30% the percentage of the outstanding common shares of the Company that Leonard R. Stein-Sapir, the Chairman and Chief Executive Officer of the Company, and his Affiliates and Associates may beneficially own in accordance with the Rights Agreement, (iii) provide the Board of Directors of the Company with additional flexibility in connection with certain redemptions of the Rights in connection with a merger or other transaction involving the Company in which all holders of common shares of the Company are treated alike and which merger or other transaction does not involve any Acquiring Person or any of its Affiliates or Associates, and (iv) to make certain technical amendments to the Rights Agreement, including providing that the “flip-over right” may not be exercised with respect to Rights that have previously been exercised pursuant to the “flip-in right”.
          The Board initially approved the Shareholder Rights Agreement on April 8, 1999, and amended it on April 14, 2003. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement. A copy of the Rights Agreement, including the exhibits thereto, is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement filed herewith.

Item 2.	Exhibits
Exhibit 1      Amended and Restated Shareholder Rights Agreement
SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGAN’S FOODS, INC.
Date: October 10, 2007	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President-Chief Financial Officer and Secretary

EXHIBIT INDEX
Exhibit 1     Amended and Restated Shareholder Rights Agreement